Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Verve Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Other	3,703,849 shares (2)	$18.935 (3)	$70,132,380.82 (3)	$110.20 per $1,000,000	$7,728.59

Total Offering Amounts					$70,132,380.82		$7,728.59

Total Fee Offsets							—

Net Fee Due							$7,728.59

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 3,086,541 shares issuable under the 2021 Stock Incentive Plan and (ii) 617,308 shares issuable under the Amended and Restated 2021 Employee Stock Purchase Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Global Select Market on February 27, 2023, in accordance with Rule 457(c) under the Securities Act.